EXHIBIT 10.51

AMENDMENT TO THE
RESOLUTE FOREST PRODUCTS EQUITY INCENTIVE PLAN
DIRECTOR DEFERRED STOCK UNIT AGREEMENT
This Amendment, effective [insert date], 2019 to the Director Deferred Stock Unit Agreements (the “Agreements”) dated as of February 15, 2016 and February 13, 2017 is made between Resolute Forest Products Inc., a Delaware corporation (the “Company”) and [Participant Name]. This Amendment is included in and made part of the respective Agreements.
1.    Sections 2(b) and (c) of the Agreement are hereby restated in their entirety to read as follows:
(b)    Settlement. Subject to Section 2(c), the obligation to make payments and distributions with respect to DSUs (the “settlement”) shall be satisfied through the issuance of one share of Stock for each vested DSU, and the settlement of the DSUs may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Vested DSUs shall be settled as soon as practicable after the earliest of the Participant’s (i) termination of service as a Director, (ii) death or (iii) Disability (the “Settlement Date”). If vested DSUs are settled upon the Participant’s termination of service as a Director, the Settlement Date will be December 15 (or, if necessary, the next business day) of the calendar year following the calendar year in which the Participant’s termination occurs, unless the Participant provides advance written notice of at least five business days to the Vice President HR – Corporate Compensation and Services specifying an earlier Settlement Date (but no earlier than the termination of service date). The foregoing election shall only apply if the Participant is not subject to Section 409A of the Internal Revenue Code (“Section 409A”). For a Participant who is subject to Section 409A, if vested DSUs are settled upon the Participant’s termination of service as a Director, the Settlement Date will be as soon as administratively feasible following the Director’s termination of service. For Participants subject to Code Section 409A, in no event shall settlement occur later than the last day of the calendar year in which the Settlement Date occurs, or if later, the 15th day of the third month following the Settlement Date. For purposes of this Agreement and to the extent applicable to the Participant, the term “termination of service” shall be interpreted to comply with Section 409A. To the extent payments are made during the periods permitted under Section 409A (including any applicable periods before or after the specified payment dates set forth in this Section 2(b)), the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its payment obligations hereunder.
(c)    Dividend Equivalents. The Participant will from time to time be credited with additional DSUs (including a fractional DSU), the number of which will be determined by dividing:
(i)    The product obtained by multiplying the amount of each dividend (including extraordinary dividend if so determined by the Company) declared and paid by the Company on the Stock on a per share basis on or after the Date of Grant and before the Settlement Date by the number of DSUs recorded in Participant's account on the record date for payment of any such dividend, by

(ii)    The Fair Market Value (as defined in the Plan) of one (1) share of Stock on the dividend payment date for such dividend.
Subject to the Participant’s continued service as a Director, the additional DSUs shall vest and be settled at the same time and on the same proportion as the Initial Grant. The additional DSUs shall only be settled in cash and the Company undertakes and agrees not to exercise its right under the Plan to settle the additional DSUs in shares of Stock. No additional DSUs shall be accrued for the benefit of Participant with respect to record dates occurring prior to, or with respect to record dates occurring on or after, the date, if any, on which Participant has forfeited the DSUs.
2.    This Amendment has no effect on the other terms of the Agreements and the Agreements shall otherwise continue in effect.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer this _____ day of ________, 2019.
RESOLUTE FOREST PRODUCTS INC.

By: __________________________________
Alain Rhéaume, Chair, Human Resources, Compensation & Nominating and Governance Committee

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